EXHIBIT 10.1

EMPLOYEE SEVERANCE AGREEMENT

This EMPLOYEE SEVERANCE AGREEMENT is entered into as of the  5th day of March, 2012, by and between Kaydon Corporation, a Delaware corporation (the “Company”) and Tim Heasley (“Employee”).

W I T N E S S E T H:

WHEREAS, pursuant to an offer letter dated January 17, 2012, Employee will be employed by the Company as its Chief Financial Officer effective March 5, 2012;

WHEREAS, Employee and the Company wish to reflect certain agreements regarding the terms of Employee’s employment in writing as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows:

1.      Employment at Will.  The Company’s employment of Employee as Chief Financial Officer shall be on an at will basis, and shall be subject to all policies and procedures of the Company applicable to such position.

2.      Base Salary.  Employee’s current base salary is $300,000 per annum subject such adjustment as shall be made from time to time (the “Base Salary”).

3.      Termination; Severance.

3.1 General.  The Company shall have the right to terminate the employment of Employee at any time and for any or no reason, including without “cause” as defined below, by giving Employee written notice thereof, effective as of the date provided in such notice, subject to any payment required by Section 3.2.  Except as set forth in Section 3.2, upon any termination of Employee’s employment, Employee shall be entitled only to payment of any amount of Base Salary accrued and unpaid through the date of termination and any payments or other benefits to which he is then entitled under any benefit plans maintained by the Company.

3.2 Termination Without Cause.  If the Company terminates Employee’s employment without “cause” during the one year period commencing upon Employee’s relocation to Ann Arbor, Michigan (defined as the date Employee’s household goods are delivered from his current residence to his residence in Ann Arbor) (the “Severance Period”), the Company shall pay to Employee:  (i) an amount equal to Employee’s Base Salary accrued and unpaid through the effective date of termination at the rate in effect at the effective date of termination; plus (ii) an amount equal to the sum of one year’s Base Salary at such rate; plus (iii) any amount or other benefits to which he is then entitled under any benefit plans maintained by the Company.  Notwithstanding the foregoing, the severance amount in clause (ii) of the immediately preceding sentence shall be payable only if the Employee executes a general release in favor of the Company in a form that is acceptable to the Company and such release becomes irrevocable no later than 30 days after the Employee’s termination. The amounts described in clauses (i) and (ii) shall be paid within 30 days of the date of Employee’s termination; however, if the release consideration period described in the immediately preceding sentence begins in one calendar year and ends in another calendar year, the payment in clause (ii) shall be made in the later calendar year even if the Employee executes the release and it becomes irrevocable in the earlier calendar year.  The amounts described in clause (iii) shall be paid upon such dates as is required by such plans.   Following the payments of the amounts described in this paragraph, the Company shall have no further obligations to Employee.  The following events shall constitute “cause”:

(1) Employee acted dishonestly or engaged in willful misconduct in the performance of his duties;

(2) Employee breached a fiduciary duty for personal profit;

(3) Employee intentionally failed to perform assigned duties;

(4) Employee willfully violated any law, rule or regulation (other than traffic violations or similar offenses); or

(5) Employee was grossly negligent in the performance of his duties.

Notwithstanding the foregoing, this Section 3.2 shall not apply to any termination without “cause” during the Severance Period in connection with a change in control covered by a Change in Control Compensation Agreement between the Company and Employee.

4.     Miscellaneous.

4.1 This Agreement supersedes and terminates any and all other prior or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof.

4.2 No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by each party hereto.

4.3 This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

4.4 The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

4.5 IRC Section 409A. Employee and the Company intend for all payments under this Agreement to be either exempt from Section 409A of the Internal Revenue Code (the “Code”) or to comply with its requirements as to timing of payments.  Accordingly, to the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Code, as amended, and the regulations and rulings thereunder, including any applicable transition rules.  The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts.  Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of Employee’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when the Employee incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”).  Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service.  In addition, if at the time of Employee’s Separation from Service the Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Employee on account of the Employee’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Employee’s Separation from Service, or (ii) the date of the Employee’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Employee shall be paid a cash lump sum payment equal to any payments and benefits that the Company would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Employee shall receive any remaining payments and benefits due under this Agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand).  To the extent not otherwise specified in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing, although the Company intends and expects this Agreement and all awards of compensation will not give rise to the taxes imposed under Section 409A, neither the Company nor its employees, directors or their agents shall have any obligation to pay, to mitigate, or to otherwise indemnify or hold Employee harmless from any or all of such taxes.

IN WITNESS WHEREOF, the parties hereto have executed this Employee Severance Agreement as of the date first written above.

/s/ Tim Heasley Tim Heasley

KAYDON CORPORATION
/s/ Debra K. Crane
By: Debra K. Crane
Its: Vice President, General Counsel & Secretary

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